Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Friday, May 6, 2005	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 1ST QUARTER EARNINGS

                Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT) today reported a first quarter 2005 loss of $27,000, or $0.00 per Class A Unit, mainly as a result of the usual harvest timing of the annual macadamia crop. This result is $68,000 better than the first quarter of 2004, which resulted in a net loss of $95,000.  The modest improvement is primarily the result of a slightly higher nut price estimate and significantly more nuts harvested in the first quarter, offset by a $326,000 charge to expense attributable to the extinguishment of the management contract with ML Resources, Inc. (the general partner) in January 2005. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels and the final price paid by Mauna Loa subject to their respective nuts purchase contracts.

Total revenues in the first quarter 2005 were $3.1 million, comprised of $2.2 million from the sale of 3.9 million pounds of macadamia nuts (wet-in-shell) and $888,000 of contract farming revenue.  In comparison, revenues in the first quarter of 2004 were $2.1 million, $1.2 million from the sale of 2.4 million pounds and $896,000 from contract farming.

The Partnership recorded sales at an average of 53.6¢ per pound for its macadamia nut production in the first quarter 2005, compared to 48.8¢ a year earlier. The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), its exclusive purchaser, and 50% on USDA-reported macadamia nut prices for the two preceding years.  The USDA portion for the current year will be higher by 1%.  The Mauna Loa portion, although uncertain, is currently estimated to be slightly better than the final 2004 component.  Nut prices are subject to subsequent adjustment based on Mauna Loa’s actual full year performance. The 2005 estimated nut price is significantly below the spot market price for macadamias due to the financial performance of Mauna Loa and the lagging effect of the nut purchase contracts.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2005	2004

Macadamia nut sales	$2,168	$1,156
Contract farming revenue	888	896
Total revenues	3,056	2,052
Cost of goods and services sold
Costs of macadamia nut sales	1,628	1,036
Costs of contract farming revenue	801	808
Total cost of goods and services sold	2,429	1,844
Gross income	627	208
General and administrative expenses	258	256
Extinguishment of management contract	326	—
Operating loss	43	(48)
Interest expense	(50)	(44)
Interest income	2	4
Income (loss) before tax	(4)	(88)
Gross income tax	22	7
Net income (loss)	$(27)	$(95)

Net cash flow
(as defined in the Partnership Agreement)	$364	$145

Net income (loss) per Class A Unit	$0.00	$(0.01)

Net cash flow (deficit) per Class A Unit
(as defined in the Partnership Agreement)	$0.05	$0.02

Cash distributions per Class A Unit	$0.05	$0.05

Class A Units outstanding	7,500	7,500